EXHIBIT 99.1

FOR RELEASE 4:00 PM ET, JUNE 1, 2015

Contact:    Teresa Ely, Director of Shareholder Relations
Telephone:    (304) 530-0526
Email:        tely@summitfgi.com

SUMMIT FINANCIAL GROUP, INC. ANNOUNCES COMPLETION OF RIGHTS OFFERING OF COMMON STOCK

MOOREFIELD, WV - June 1, 2015 (GLOBE NEWSWIRE) - Summit Financial Group, Inc. ("Company" or "Summit") (NASDAQ: SMMF) announces today the completion of its previously disclosed rights offering (the “Rights Offering”) of Company common stock (“Common Stock”), which expired at 5:00 p.m., Eastern Time, on May 29, 2015.

In the Rights Offering, all holders of Common Stock as of the record date of April 10, 2015, with the exception of Castle Creek Capital Partners V, LP (“Castle Creek”), were offered non-transferable rights (“Rights”) to purchase shares of Common Stock at the same per share purchase price of $9.75 used in the recent private placement to Castle Creek. The aggregate number of shares that were offered for sale in connection with the Rights Offering was 256,410. The Rights were distributed to all of the holders of the Common Stock, excluding Castle Creek, on a pro rata basis, based on the number of shares of Common Stock owned by each shareholder as of the record date.

Computershare, who is serving as subscription agent, completed its review and tabulation of subscriptions on June 1, 2015. A total of 493,593 common shares were subscribed for in the Rights Offering. Accordingly, given that a total of 256,410 common shares were available, the Rights Offering was oversubscribed almost 2 to 1, and as a result, each subscribing shareholder will receive approximately half of the shares for which he, she or it subscribed.

Computershare will issue the shares acquired in the Rights Offering by book entry in the Company’s stock ownership records, which are maintained by Computershare, as transfer agent, on or about June 2, 2015.

Excess subscription funds will be returned by Computershare to subscribing shareholders, without interest, as soon as practicable.

Following issuance of the shares acquired in the Rights Offering, Summit will have outstanding 10,842,409 common shares.

About the Rights Offering

This Rights Offering was made only by means of a prospectus. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there by any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state or jurisdiction.

About the Company

Summit Financial Group, Inc. is a $1.46 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates fifteen banking locations. Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia and Leesburg, Virginia.